Lehman Brothers First Trust Income Opportunity Fund
Transactions Effected Pursuant to Rule 10f-3
Quarter Ended: 3/31/05

Sub-Adviser:	Lehman Brothers Asset Management LLC

Name of Security:	Intelsat Bermuda Ltd, 8.625%, 1/15/15
Cusip (45820EAL6)
Registration under Securities Act of	Yes
1933 [10f-3(b)(1)(i)]

Time of Acquisition [10f-3(b)(2)]
- Date Acquired	1/24/2005
- Date First Offered	1/24/2005

Firm Commitment Underwriting	Yes

Reasonableness of Spread [10f-3(b)(6)]
- Offering Price Per Unit	100.000
- Gross Spread % or $	2.50%
- Yield to Maturity	8.625%

Issuer in Continuous Operation at	Yes
Least Three Years? [10f-3(b)(4)]

Amount Purchased by Fund and all associated Funds of the Sub-Adviser [10f-3(b)(7)]
- Size of Issue	675,000,000

- Purchase Price per Unit	100.000
- Total Units Purchased by Fund	3,865,000
- Total Purchase Price by Fund	3,865,000
- Percentage of Offering Purchased by Fund	0.57%

- Aggregate Amount Purchased by Sub-Adviser	7,000,000
- Percentage of Offering Purchased by Sub-Adviser	1.04%

From Whom Purchased [10f-3(b)(8)]
- Selling Dealer(s)	Deutsche Bank

- Syndicate Manager(s)	Lead: Deutsche Bank Securities, Inc.
Credit Suisse First Boston Corp.
Lehman Brothers

Co Managers: Banc of America Securities LLC
Bear, Stearns & Co, Inc.
BNP Paribas
Merrill Lynch & Co.
CIBC World Markets
RBC Capital Markets
RBS Greenwich Capital
SG Corporate & Investment Banking

- Affiliated Broker / Dealer	Lehman Brothers